Exhibit 6.2

RETROACTIVE ADDENDUM

This Retroactive Addendum (the “ADDENDUM”) to, and forming a part of that certain Entailment and Joint Responsibility Agreement dated effective April 27, 2020, between Roberto Real Reynoso in Representation of Tequila Selecto De Amatitan S.A. De C.V., and Richard Dominick Gamarra in representation of California Tequila, Inc. (The “AGREEMENT”). Where the terms of this ADDENDUM abrogate, modify, augment, or revise the terms of the AGREEMENT, the terms of this ADDENDUM shall prevail, and the underlying provisions of the AGREEMENT shall be deemed abrogated, modified, augmented, or revised accordingly.

1.	As specifically understood and agreed by and between the parties hereto, pursuant to paragraph C.1 of the AGREEMENT which provides:

Is their will to engage and collaborate between them so the products delivered to the consumer with the Appellation of Origin “TEQUILA”, complies with the specifications listed in the ‘Tequila Official Norm”.

Richard D. Gamarra, on behalf of California Tequila, Inc., with Selecto, shall participate in, and supervise as Master Distiller, the distillation process, which results in the bottled tequila subject to the AGREEMENT.

2.	Paragraph B.4 of the AGREEMENT is amended in its entirety to state the following:

Based on the “TEQUILA” and/or the “TEQUILA 100% OF AGAVE” bottled of Origin delivered by THE PRODUCER according with this contract, THE DISTRIBUTOR will perform the activities of Distribution and/or Selling of the beverage. In addition, THE DISTRIBUTOR shall participate in, and supervise as Master Distiller, the distillation process, which results in the bottled tequila subject to the AGREEMENT.

3.	Paragraph “FOURTH” of the AGREEMENT is amended in its entirety to state the following:

THE DISTRIBUTOR is obligated to not modify in any way, in the action of the activities mentioned in the statement B.3, the Tequila delivered by THE PRODUCER, previously bottled of origin. The only activities that can be performed by THE DISTRIBUTOR will be the following: (i) distribute and sell the product delivered by THE PRODUCER, previously bottled and (ii) THE DISTRIBUTOR shall participate in, and supervise as Master Distiller, the distillation process, which results in the bottled tequila subject to the AGREEMENT.

Except as modified by this ADDENDUM, the terms and conditions of the AGREEMENT are hereby reaffirmed, ratified, and approved.

Dated: July 01, 2021

Roberto Real Reynoso	Richard Dominick Gamarra
Tequila Selecto De Amatitan S.A. De C.V	California Tequila, Inc.